Exhibit 99.1

Navarre Reports Fiscal First Quarter 2014 Results

- Q1 Net Sales from Ongoing Business Up 10% to $97.3 Million; Adjusted EBITDA Up More Than Threefold to $2.5 Million -

MINNEAPOLIS, MN – Aug 7, 2013 – Navarre Corp. (NASDAQ: NAVR), a vertically integrated, multi-channel platform of e-commerce services and distribution solutions, reported financial results for its fiscal first quarter ended June 30, 2013.

Fiscal Q1 2014 Highlights vs. Year-Ago Quarter

●	Consolidated net sales from ongoing business increased 10% to $97.3 million
●	Net sales in the e-commerce sales channel increased 104% to $32.9 million
●	Net sales from retail distribution in Canada increased 19% to $14.5 million
●	Net sales from the distribution of consumer electronics and accessories (CE&A) increased 3% to $21.4 million
●	Adjusted EBITDA increased more than threefold to $2.5 million

Fiscal Q1 2014 Financial Results

Consolidated net sales from ongoing business in the fiscal first quarter of 2014 increased 10% to $97.3 million from $88.5 million in the year-ago quarter. Including net sales from video game distribution, which the company departed in fiscal 2013, consolidated net sales in the fiscal first quarter of 2014 increased 7%.

Net sales in the e-commerce and fulfillment services segment increased significantly in the fiscal first quarter to $22.0 million from $4.5 million in the year-ago quarter due to net sales contributed by SpeedFC, which experienced considerable growth during the quarter.

Net sales in the distribution segment from ongoing business during the fiscal first quarter decreased 10% to $75.3 million from $84.0 million in the year-ago quarter, primarily attributed to a reduced demand for packaged software products. The decrease in net sales from software products was in-line with the company’s expectation for this business.

Adjusted gross margin (a non-GAAP measure) in the fiscal first quarter was 10.8% compared to gross margin of 10.9% in the year-ago quarter (see “Use of Non-GAAP Financial Information” below, for further discussion).

Total adjusted operating expenses (a non-GAAP measure) in the fiscal first quarter decreased slightly to $10.4 million from $10.5 million in the year-ago quarter. As a percentage of net sales, operating expenses declined 90 basis points to 10.6% from 11.5% in the year-ago quarter.

Net loss in the fiscal first quarter was $3.9 million, or $(0.07) per share, compared to a net loss of $0.6 million, or $(0.02) per share, in the year-ago quarter. The fiscal first quarter of 2014 included $3.6 million in transaction and transition expenses.

Adjusted EBITDA (a non-GAAP measure) in the fiscal first quarter increased 360% to $2.5 million compared to $0.5 million in the year-ago quarter.

Management Commentary

“The first quarter’s double-digit net sales increase and significant EBITDA growth is the result of our strategy to position Navarre in the fast-growing e-commerce marketplace, particularly through our acquisition of SpeedFC,” said Richard Willis, president and CEO of Navarre. “We continue to show growth in our three organic growth initiatives—Canada, e-commerce and CE&A—while executing on our operational plans and driving down costs.

“The integration of SpeedFC is tracking ahead of plan, both in terms of customer wins and cost efficiencies,” continued Willis. “Since our acquisition, SpeedFC has established six new partnerships, including the Army & Air Force Exchange Service, which is one of the top 50 retail organizations in the U.S. We are also making great progress to bring our new distribution center in Ohio online, while continuing to provide world class service to our customers. Our team expects this facility to be up-and-running by early fall, in time for our all-important holiday season. We believe the steps we have taken in Columbus will drive down operational costs, while providing the infrastructure to support our next two to three years of growth. Additionally, we are on schedule to complete the transition of distribution and fulfillment activities from Minnesota to our Dallas facility over the next few weeks.

“As we move through fiscal 2014, we will continue to focus on our organic growth initiatives and the acquisition of new e-commerce clients, while working diligently to streamline costs. We also remain committed to our acquisition strategy and are opportunistic about our pipeline of targets. In fiscal 2014, we look forward to continued organic sales growth while realizing the benefits of scale, integration and operating leverage in our business.”

Fiscal 2014 Outlook

Navarre’s guidance for fiscal 2014, which was revised upward on May 28, 2013, remains on track with net sales expected to range between $535 million and $565 million, an approximate increase of 10% to 16% from 2013. Adjusted EBITDA is expected to range between $19 and $21 million, an approximate increase of 69% to 87% from 2013.

Conference Call

Navarre will host a conference call tomorrow, August 8, 2013 at 10:30 a.m. Eastern time to discuss its fiscal first quarter 2014 results. President and CEO Richard Willis and CFO Terry Tuttle will host the call, followed by a question and answer period.

Date: Thursday, August 8, 2013

Time: 10:30 a.m. Eastern time (9:30 a.m. Central time)

Dial-in number: 1-866-383-8009

Passcode: 25868701

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the investor relations section of Navarre’s website at www.Navarre.com.

A replay of the conference call will be available after 12:30 p.m. Eastern time on the same day through August 15, 2013.

Toll-free replay number: 1-888-286-8010

Replay passcode: 97274328

About Navarre Corporation

Founded in 1983, Navarre® provides a vertically integrated, multi-channel platform of e-commerce services and distribution solutions to retailers and manufacturers. The company uniquely offers retail distribution programs, web site development and hosting, customer care, e-commerce fulfillment, and third party logistics services. For additional information, please visit the company's websites at www.Navarre.com and www.SpeedFC.com.

Use of Non-GAAP Information

In evaluating the company’s financial performance and operating trends, management considers information concerning the company’s net sales from ongoing business, adjusted gross margins, and adjusted operating expenses, which are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the company’s website at www.Navarre.com.

Safe Harbor

The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the company’s customers and vendors; the company’s revenues being derived from a small group of customers; pending or prospective litigation may subject the company to significant costs; the seasonal nature of the company’s business; the company’s ability to adapt to the changing demands of its customers; the potential for the company to incur significant costs and to experience operational and logistical difficulties in connection with its information technology systems and infrastructure; the company’s dependence on significant clients and vendors; the uncertain results of developing new software products; the company’s ability to meet significant working capital requirements; and the company’s ability to compete effectively in the highly competitive retail distribution and e-commerce services industries. In addition to these, a detailed statement of risks and uncertainties is contained in the company’s reports to the U.S. Securities and Exchange Commission (the “SEC”), including, in particular, the company’s proxy materials filed October 10, 2012, and November 2, 2012, the company’s Form 10-K filings, as well as its other SEC filings and public disclosures.

Investors and shareholders are urged to read this press release carefully. The company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at www.sec.gov or at one of the SEC’s other public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	(Unaudited)	(Unaudited)
	June 30,	June 30,	March 31,
	2013	2012	2013
Assets:
Current assets:
Cash	$4	$-	$91
Accounts receivable, net	65,011	48,173	83,496
Inventories	31,567	29,440	34,197
Deferred tax assets — current, net	-	1,473	-
Other	3,210	2,578	3,262
Total current assets	99,792	81,664	121,046
Property and equipment, net	14,538	7,194	14,097
Goodwill and intangible assets, net	52,764	1,412	54,201
Deferred tax assets — non-current, net	-	18,838	-
Other assets	6,936	7,056	6,947
Total assets	$174,030	$116,164	$196,291
Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$92,988	$67,737	$103,953
Revolving line of credit	12,496	-	23,884
Other	13,732	7,364	10,682
Total current liabilities	119,216	75,101	138,519
Long-term liabilities:
Other liabilities	4,546	1,562	4,089
Total liabilities	123,762	76,663	142,608

Shareholders’ equity	50,268	39,501	53,683
Total liabilities and shareholders’ equity	$174,030	$116,164	$196,291

NAVARRE CORPORATION
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share amounts)

	(Unaudited)
	Three months ended June 30,
	2013	2012
Net sales
Distribution	$75,716	$86,774
E-commerce and fulfillment services	22,016	4,498
Total net sales	97,732	91,272
Cost of sales
Distribution	70,175	77,296
E-commerce and fulfillment services	17,287	4,000
Total cost of sales	87,462	81,296
Gross profit
Distribution	5,541	9,478
E-commerce and fulfillment services	4,729	498
Total gross profit	10,270	9,976
Operating expenses:
Selling and marketing	3,680	3,944
Distribution and warehousing	2,356	1,712
General and administrative	5,233	3,015
Information technology	1,711	1,056
Depreciation and amortization	749	743
Total operating expenses	13,729	10,470
Loss from operations	(3,459)	(494)
Other income (expense):
Interest income (expense), net	(380)	(95)
Other income (expense), net	22	(241)
Loss from operations, before income tax	(3,817)	(830)
Income tax benefit (expense)	(34)	259
Net loss	$(3,851)	$(571)
Loss per common share:
Basic	$(0.07)	$(0.02)
Diluted	$(0.07)	$(0.02)
Weighted average shares outstanding:
Basic	56,241	37,155
Diluted	56,241	37,155

Other comprehensive income:
Net unrealized gain on foreign exchange rate translation, net of tax	124	27
Comprehensive loss	$(3,727)	$(544)

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)

Business Segment Information and Net Sales by Geographic Region and Sales Channel

	Three Months Ended June 30,
	2013	%	2012	%
Net sales:
Distribution
Software	$53,909	55.2%	$63,188	69.2%
Consumer electronics and accessories	21,406	21.9%	20,847	22.8%
Video games	401	0.4%	2,739	3.0%
	75,716	77.5%	86,774	95.1%
E-commerce and fulfillment services	22,016	22.5%	4,498	4.9%
Net sales as reported	$97,732		$91,272

Operating income (loss)
Distribution	$(5,481)		$(584)
E-commerce and fulfillment services	2,022		90
Consolidated operating income (loss)	$(3,459)		$(494)

Net Sales by Geographic Region
United States	$83,264		$79,125
International	14,468		12,147
Net Sales as reported	$97,732		$91,272

Net Sales by Sales Channel
Retail	$64,880		$75,162
E-commerce	32,852		16,110
Net Sales as reported	$97,732		$91,272

Navarre Corporation
Supplemental Information
(In thousands)
(Unaudited)

Reconciliation of Pro Forma Information to GAAP

	GAAP Information				Adjusted Pro Forma Information
	Three Months Ended June 30,				Three Months Ended June 30,
	2013	% of sales	2012	% of sales	2013	% of sales	2012	% of sales
Net sales	$97,732		$91,272		$97,732		$91,272
Gross profit (1)	10,270	10.5%	9,976	10.9%	10,531	10.8%	9,976	10.9%
Operating expenses (2)	13,729	14.0%	10,470	11.5%	10,374	10.6%	10,470	11.5%
Income (loss) from operations	(3,459)		(494)		157		(494)
Other (expense), net	(358)		(336)		(358)		(336)
Income (loss) before income tax	$(3,817)		$(830)		$(201)		$(830)

	Three Months Ended June 30,
	2013		2012

(1) Pro forma adjustments to gross profit consist of the following:
Transaction and transition costs	$261		$-

Total adjustments	$261		$-

(2) Pro forma adjustments to operating expenses consist of the following:
Transaction and transition costs	$(3,355)		$-

Total adjustments	$(3,355)		$-

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months
	June 30,
	2013	2012
Net loss, as reported	$(3,851)	$(571)
Interest expense, net	380	95
Income tax expense (benefit)	34	(259)
Depreciation and amortization	2,027	814
Foreign translation loss (gain)	(12)	242
Share-based compensation	306	223
Transaction and transition costs	3,616	-
Adjusted EBITDA	$2,500	$544

Investor Relations

Liolios Group, Inc.

Cody Slach

1-949-574-3860

NAVR@liolios.com